Filed pursuant to Rule 424(b)(5)
Registration File No.: 333-137608

PROSPECTUS SUPPLEMENT NO. 2

(To Prospectus dated October 3, 2006)

$15,000,000

Common Stock

We have amended our engagement letter and equity distribution agreement, with Wedbush Morgan Securities, Inc. (“Wedbush”) to remove provisions requiring that we pay Wedbush in the event we entered into or announced an at-the-market offering with a sales agent other than Wedbush within a period of three months following termination of the engagement. This Prospectus Supplement No. 2 amends the prospectus supplement we filed on August 17, 2009, to remove similar language in the Plan of Distribution describing such obligation.

In addition, we are adding the Definitive Proxy Statement on Schedule 14A filed on April 3, 2009 and the Current Reports on Form 8-K filed on August 17, 2009, August 20, 2009 and September 10, 2009 to the list of documents incorporated by reference in the prospectus supplement.

These amendments are set forth on the following page. Except as revised as set forth on the following page, there are no other changes to the prospectus supplement we filed on August 17, 2009.

Wedbush PacGrow Life Sciences

The date of this prospectus supplement is September 10, 2009.

CHANGES TO PLAN OF DISTRIBUTION

We are removing the language describing our prior obligation to pay Wedbush Morgan Securities, Inc. (“Wedbush”) in the event we entered into or announced an at-the-market offering with a sales agent other than Wedbush within a period of three months following termination of our engagement with Wedbush. As a result, the last paragraph under the caption “Plan of Distribution” set forth in the prospectus supplement we filed on August 17, 2009 describing such obligation is revised to read in its entirety as follows:

In connection with the Agreement, we entered into an engagement letter with Wedbush, dated August 10, 2009 with a term of six months.

CHANGES TO INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The list of documents incorporated by reference under the caption “Incorporation of Certain Documents by Reference” set forth in the prospectus supplement we filed on August 17, 2009, is revised to read as follows:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 6, 2009;

2.	Our Quarterly Reports on Form 10-Q for the period ended March 31, 2009, filed with the SEC on April 30, 2009, and for the period ended June 30, 2009, filed with the SEC on August 6, 2009;

3.	Our Current Reports on Form 8-K filed with the SEC on February 2, 2009, February 9, 2009, March 2, 2009, March 13, 2009, April 28, 2009, April 30, 2009, June 3, 2009, June 5, 2009, June 10, 2009, August 5, 2009, August 7, 2009, August 12, 2009, August 17, 2009, August 20, 2009 and September 10, 2009;

4.	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2009; and

5.	The description of our common stock set forth in Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 333-109965) filed with the SEC on February 5, 2004.